UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 8, 2013

NN, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-23486	62-1096725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Waters Edge Drive, Johnson City, Tennessee		37604
(Address of principal executive offices)		(Zip Code)
(423) 743-9151
(Registrant's telephone number, including area code) (Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

See Item 5.02 below.

Item 5.02DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On May 10, 2013, NN, Inc. (the “Company”) announced that Richard D. Holder has been appointed as President and Chief Executive Officer of the Company effective June 3, 2013.  There are no arrangements or understandings between Mr. Holder and any other persons pursuant to which he was appointed as Chief Executive Officer and President, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Prior to joining the Company, Mr. Holder has been President, Electrical Components Organization of Eaton Corporation since January 2010.  Eaton Corporation is a diversified industrial manufacturer of power management and electrical systems.  From May 2006 to December 2009, Mr. Holder was Executive Vice President, Eaton Business System of Eaton Corporation.  Prior to joining Eaton Corporation in July 2001, Mr. Holder served as Director of Aircraft and Technical Purchasing for U.S. Airways and also held a variety of leadership positions at Allied Signal Corporation and Parker Hannifin Corporation.

The Company entered into an Executive Employment Agreement dated May 8, 2013 (the “Agreement”) with Mr. Holder.  The material terms of the Agreement are summarized below.

Term

Mr. Holder’s employment will commence on June 3, 2013, and the initial term of the Agreement is for one year, ending on June 3, 2014.  The Agreement will be automatically extended for additional one-year periods, unless the Agreement is terminated by the Company with six months prior written notice.

Base Salary and Bonus. Mr. Holder will receive an annual base salary of $500,000, subject to review by the Board.  He will also be eligible for an annual bonus under the Company’s Annual Non-Equity Incentive Plan with a target incentive of 75%-90% of base salary.  The actual amount of the annual bonus will be determined based on (i) the Company’s financial performance and (ii) the Compensation Committee’s assessment of Mr. Holder’s individual performance.

Equity Compensation. Mr. Holder will also receive an equity award for 2013 that will vest equally over 3 years.  The award consists of options to purchase 100,000 shares of the Company’s Common Stock and 50,000 shares of Restricted Stock Units.  The exercise price and per share value, as applicable, will be equal to the fair market value of the Company’s Common Stock as of the date of grant, which is anticipated to be June 3, 2013.  The equity award is subject to all terms and provisions of the Company’s 2011 Stock Incentive Plan.

One Time Retention Award.  For the fiscal year ending December 31, 2013, and so long as Mr. Holder remains in the employ of the Company, Mr. Holder will receive non-equity incentive compensation equal to 65% of his annual base salary, pro-rated for the period of time in 2013 that he is employed by the Company.

Severance Terms.  If Mr. Holder’s service with the Company is terminated by the Company not for cause or by Mr. Holder for good reason, and he has been employed by the Company for 12 years or less, he is entitled to an amount equal to his annual salary in effect on the date of termination.  If Mr. Holder’s service with the Company is terminated by the Company not for cause or by Mr. Holder for good reason, and he has been employed by the Company for 12 years or more, he is entitled to an amount equal to his annual salary in effect on the date of termination, plus an amount equal to one month of his annual salary for each year of service over 12 years, subject to a maximum of six months if employed for 18 years or more.  If Mr. Holder’s service with the Company is terminated by the Company not for cause or by Mr. Holder for good reason, he is entitled to the median bonus available to him for the year in which the termination occurs.

If Mr. Holder’s service with the Company is terminated by the Company within two years following a change in control and such termination is without cause or if he is constructively terminated, he is entitled to a lump sum payment of two times his base salary (as of the date of his termination) and the median bonus available to him.  Mr. Holder will also be entitled to a payment equal to the bonus he would have been entitled to, but for the termination, for the year in which the termination occurs.

Other Benefits.  Subject to his eligibility, Mr. Holder will be entitled to participate in all benefit programs offered by the Company.  He will receive a car allowance of $14,400 per year and a Company provided laptop computer, iPad and cell phone.

The description of the Agreement set forth above is qualified in its entirety by reference to the full text of the Agreement, which is filed hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

10.1	Executive Employment Agreement, dated May 8, 2013, by and between NN, Inc. and Richard D. Holder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2013

NN, Inc.

By:	/s/ William C. Kelly, Jr.
Name:William C. Kelly, Jr.
Title: Vice President and Chief
Administrative Officer